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                            SCHEDULE 14A INFORMATION


           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[ ]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             SALON MEDIA GROUP, INC.
                             -----------------------
                (Name of Registrant as Specified In Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
[X] No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
            (1) Title of each class of securities to which transaction applies:
            (2) Aggregate number of securities to which transaction applies:
            (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
            (4) Proposed maximum aggregate value of transaction:
            (5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

            (1) Amount Previously Paid:
            (2) Form, Schedule or Registration Statement No.:
            (3) Filing Party:
            (4) Date Filed:

Notes:


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                            [SALON MEDIA GROUP LOGO]

                                                                 October 2, 2001

Dear Stockholder:

            This year's Annual Meeting of Stockholders will be held on Wednesday, October 24, 2001 at 2:00 p.m. local time, at the office of Salon Media Group, Inc., located at 22 Fourth Street, 16th Floor, San Francisco, CA 94103. You are cordially invited to attend.

            The Notice of Annual Meeting of Stockholders and a Proxy Statement, which describe the formal business to be conducted at the meeting, follow this letter.

            After reading the Proxy Statement, please promptly mark, sign and return the enclosed proxy card in the prepaid envelope to assure that your shares will be represented. Your shares cannot be voted unless you date, sign, and return the enclosed proxy card or attend the annual meeting in person. Regardless of the number of shares you own, your careful consideration of, and vote on, the matters before our stockholders is important.

            A copy of the Company's Annual Report to Stockholders is also enclosed for your information. At the annual meeting we will review Salon Media Group, Inc.'s activities over the past year and our plans for the future. The Board of Directors and management look forward to seeing you at the annual meeting.

                                           Very truly yours,

                                           /s/ Michael O'Donnell

                                           MICHAEL O'DONNELL
                                           PRESIDENT AND CHIEF EXECUTIVE OFFICER

                            [SALON MEDIA GROUP LOGO]
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                     TO BE HELD WEDNESDAY, OCTOBER 24, 2001

TO THE STOCKHOLDERS:

            Please take notice that the Annual Meeting of the Stockholders of Salon Media Group, Inc., a Delaware corporation ("Salon" or the "Company"), will be held on Wednesday, October 24, 2001 at 2:00 p.m. local time, at the office of the Company, located at 22 Fourth Street, 16th floor, San Francisco, CA 94103, for the following purposes:

     1. To elect two (2) Class II directors to hold office for a term of three
(3) years and until their respective successors are elected and qualified.

     2. To approve the issuance of shares of the Company's Common Stock upon (i) the conversion of the Company's issued and issuable Series A Preferred Stock, and (ii) the exercise of warrants for the purchase of shares of the Company's Common Stock issued and issuable in connection with the issuance of the Series A Preferred Stock.

     3. To consider and approve an amendment to our Amended and Restated Certificate of Incorporation to effect a reverse split of our outstanding Common Stock by a ratio of between one-for-five and one-for-twenty.

     4. To consider, approve and ratify the adoption of an increase in the maximum number of shares that may be issued under the Company's 1995 Stock Option Plan by 3,000,000 shares, from 5,121,847 shares to 8,121,847 shares.

     5. To consider, approve and ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent public auditors for the fiscal year ending March 31, 2002.

     6. To transact such other business as may properly come before the meeting.

     Stockholders of record at the close of business on September 20, 2001 are entitled to notice of, and to vote at, this meeting and any adjournment or postponement. For ten (10) days prior to the Annual Meeting, a complete list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder, for any purpose relating to the Annual Meeting, during ordinary business hours at the Company's principal offices located at 22 Fourth Street, 16th Floor, San Francisco, CA 94103.

                                           By order of the Board of Directors,

                                           /s/ Robert O'Callahan

                                           ROBERT O'CALLAHAN
                                           SECRETARY AND CHIEF FINANCIAL OFFICER
San Francisco, California
October 2, 2001
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IMPORTANT: Please fill in, date, sign and promptly mail the enclosed proxy card in the accompanying postage-paid envelope to assure that your shares are represented at the meeting. If you attend the meeting, you may choose to vote in person even if you have previously sent in your proxy card.
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

               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

            The accompanying proxy is solicited by the Board of Directors of Salon Media Group, Inc., a Delaware corporation ("Salon" or the "Company"), for use at its Annual Meeting of Stockholders to be held on Wednesday, October 24, 2001, or any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The date of this Proxy Statement is October 2, 2001, the approximate date on which this Proxy Statement and the accompanying form of proxy were first sent or given to stockholders.


                       SOLICITATION AND VOTING OF PROXIES

RECORD DATE

            As of the close of business on September 20, 2001, the record date, there were 14,155,276 shares of the Company's Common Stock outstanding, all of which are entitled to vote with respect to all matters to be acted upon at the annual meeting. Each stockholder of record as of that date is entitled to one vote for each share of Common Stock held by him or her.

SOLICITATION OF PROXIES

            The cost of soliciting proxies will be borne by the Company. In addition to soliciting stockholders by mail, the Company will request banks and brokers, and other custodians, nominees and fiduciaries, to solicit their customers who have stock of the Company registered in the names of such persons and will reimburse them for their reasonable, out-of-pocket costs. The Company may use the services of its officers, directors and others to solicit proxies, personally or by telephone, without additional compensation.

VOTING

            The Company's Bylaws provide that a majority of all of the shares of the stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting. Votes for and against, abstentions and "broker non-votes" will each be counted as present for purposes of determining the presence of a quorum.

            All valid proxies received before the meeting will be exercised. All shares represented by a proxy will be voted, and where a stockholder specifies by means of his or her proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with that specification. If no choice is indicated on the proxy, the shares will be voted in favor of the proposal. A stockholder giving a proxy has the power to revoke his or her proxy at any time before the time it is exercised by delivering to the Secretary of the Company a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the meeting and voting in person.

                                 PROPOSAL NO. 1

                              ELECTION OF DIRECTORS

            The Company has a classified Board of Directors consisting of two
(2) Class I directors, Mr. Brian Dougherty and Dr. John Warnock, two (2) Class II directors, Mr. Robert Ellis and Mr. David Talbot, and four (4) Class III directors, Mr. Michael O'Donnell, Mr. Rob McKay, Mr. James H. Rosenfield, and Mr. Michael Fuchs, who will serve until the Annual Meeting of Stockholders to be held in 2003, 2001 and 2002, respectively, and until their respective successors are duly elected and qualified. At each Annual Meeting of Stockholders, directors are elected for a term of three (3) years to succeed those directors whose terms expire at the annual meeting dates. Ron Celmer resigned from the Board on March 22, 2001 and Gary Adelson was appointed to fill the vacancy. Gary Adelson resigned from the Board on July 18, 2001 and John Warnock was appointed to fill the vacancy. Effective August 15, 2001, Norman Lear and Leonardo Mondadori also resigned, and these vacancies were filled by the appointments of Robert Ellis and Rob McKay, respectively. Another new member, Michael Fuchs, was appointed to the Board on August 27, 2001.

            The terms of the Class II directors will expire on the date of the upcoming Annual Meeting. Accordingly, two (2) persons are to be elected to serve as Class II directors of the Board of Directors at the meeting. Management's nominees for election by the stockholders to those two positions are: Robert Ellis and David Talbot. If elected, the nominees will serve as directors until the Company's Annual Meeting of Stockholders in 2004 and until their successors are elected and qualified. If any of the nominees declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although the Company knows of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominees as the Company may designate.

            If a quorum is present and voting, the two nominees for Class II director receiving the highest number of votes will be elected as Class II directors. Abstentions and broker non-votes have no effect on the vote.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEES NAMED ABOVE.

            DIRECTORS. This section sets forth for the Company's current directors, including the Class II nominees to be elected at the upcoming Annual Meeting, and information concerning their age and background.

                                                                                                              Director
Name                                              Position With the Company                          Age        Since
----                                              -------------------------                          ---        -----
CLASS I DIRECTORS WHOSE TERMS EXPIRE AT THE 2003 ANNUAL MEETING OF STOCKHOLDERS:
Brian Dougherty (1)                               Director                                            45         1999

Dr. John Warnock (1)                              Director                                            60         2001

CLASS II DIRECTORS NOMINATED FOR ELECTION AT THE 2001 ANNUAL MEETING OF STOCKHOLDERS:
Robert Ellis                                      Director                                            65         2001

David Talbot                                      Director, Chairman and Editor in Chief              50         1995

CLASS III DIRECTORS WHOSE TERMS EXPIRE AT THE 2002 ANNUAL MEETING OF STOCKHOLDERS:
Michael O'Donnell                                 Director, President and Chief                       37         1996
                                                  Executive Officer

Rob McKay (1)                                     Director                                            37         2001

James H. Rosenfield (2)                           Director                                            72         1998

Michael Fuchs                                     Director                                            55         2001

(1)         Member of Audit Committee
(2)         Member of Compensation Committee

            BRIAN DOUGHERTY has served as a Director of Salon since November 1999. Mr. Dougherty is the founder, Chairman and Chief Technology Officer for Wink Communications, a publicly traded company that provides a complete end-to-end system for electronic commerce on television. Before founding Wink in 1994, Mr. Dougherty founded Geoworks, a computer software company delivering operating systems for handheld devices.

            DR. JOHN WARNOCK has served as a Director of Salon since August 2001. He was a founder of Adobe Systems and has been its Chairman of the Board since April 1989. Since September 1997, he has shared the position of Adobe Chairman of the Board with Charles M. Geschke. Dr. Warnock served as Chief Executive Officer of Adobe from 1982 through December 2000. In December 2000, Dr. Warnock assumed the role of Chief Technical Officer in addition to that of Chairman of the Board. Dr. Warnock received a Ph.D. in Electrical Engineering from the University of Utah.

            ROBERT ELLIS has served as a Director of Salon since August 2001. He is an advisor, investor, and director of Internet companies. From 1997 through 1999 he was the publisher, board member and early investor of XOOM.com (XMCM). He is currently president of eNature.com, the leading nature content site on the web. Mr. Ellis is a co-founder and member of the board of One FN, and is on the boards of Winetasting.com and of Edgate.com, a K-12 education portal. In 1996, he founded and produced Bonjour Paris, a travel destination site in France featured on America Online. Prior to that, he founded and owned Compact Publishing, for which he developed the Time Almanac with Time Magazine. Mr. Ellis holds an M.A. degree in History from the University of Chicago and a B. A. in Philosophy from Yale University.

            DAVID TALBOT co-founded Salon in 1995. He has served as Editor-in-Chief since Salon's incorporation. He served as Chief Executive Officer from Salon's incorporation through April 1999. He became Chairman of the Board in April 1999. From 1990 to 1995, Mr. Talbot was the Arts & Features editor for the San Francisco Examiner newspaper. Mr. Talbot has co-authored three books and written for numerous publications including The New Yorker, Rolling Stone and Playboy. Mr. Talbot holds a B.A. degree in sociology from the University of California at Santa Cruz.

            MICHAEL O'DONNELL has served as Salon's President since December 1996. He became Chief Executive Officer in April 1999. In 1996, he served as Vice President of Sales and Merchandising at SegaSoft, Inc., a consumer software publisher. From 1995 to 1996, Mr. O'Donnell was Vice President of Worldwide Sales at Rocket Science Games, Inc., a consumer software publisher. From 1993 to 1995, he served as Vice President of Retail Sales at Mindscape, Inc., a consumer software publisher. Mr. O'Donnell holds a B.A. degree in political science from the University of California at Berkeley.

            ROBERT MCKAY has served as a Director of Salon since August 2001. He is the president of the McKay Family Foundation since its inception in 1992, which supports community-based activist organizations working for long-term social and economic change. Mr. McKay is also the managing partner for the McKay Investment Group, which provides venture capital for early-stage technology and consumer product companies. He also serves actively on a number of corporate and foundation boards. Mr. McKay received his B.A. degree in Political Science and Sociology from Occidental College, and his M.A. in Social and Public Policy from the University of California, Berkeley.

            JAMES H. ROSENFIELD has served as a Director of Salon since April 1998. Mr. Rosenfield has been the President of JHR & Associates, a media consulting firm, since 1998. From 1994 to 1998, Mr. Rosenfield was Managing Director at the investment banking firm of Veronis Suhler & Associates. From 1987 to 1994, he was Chairman and Chief Executive Officer of John Blair Communications, Inc., a television sales and syndication company. From 1965 to 1985, Mr. Rosenfield held various executive positions at CBS Corporation, a television broadcasting and media company, including Executive Vice President of the Broadcast Group. Mr. Rosenfield holds a B.A. degree in English from Dartmouth College.

            MICHAEL FUCHS has served as a Director of Salon since August 2001. He was named chairman and chief executive officer of HBO in October, 1984, after joining HBO in 1976. In May 1995, he was appointed chairman of the Warner Music Group, becoming responsible for the leading entertainment conglomerate, Time Warner, Inc. Mr. Fuchs left Time Warner in November 1995 and has since been an active investor and consultant. He serves on numerous corporate boards. Mr. Fuchs holds a B.A in Political Science from Union College and a J.D. from New York University Law School.

BOARD MEETINGS AND COMMITTEES

            MEETINGS OF THE BOARD OF DIRECTORS. During the fiscal year ended March 31, 2001, the Board of Directors of the Company held seven meetings. The Board of Directors has an Audit Committee and a Compensation Committee. The Company has no standing nominating committee of the Board, nor any committee performing the functions of a nominating committee. Leonardo Mondadori (former Director), Brian Dougherty and Norman Lear (former Director) attended fewer than 75 percent of the aggregate of the total number of meetings of the Board and committees of the Board on which they served.

            The members of the Audit Committee during fiscal 2001 were Ron Celmer, Brian Dougherty and Gary Adelson. Mr. Celmer resigned from the Audit Committee on March 22, 2001 and was replaced by Gary Adelson. Mr. Adelson resigned from the Board on July 18, 2001; Dr. John Warnock and Rob McKay were appointed to the Audit Committee in August 2001. The functions of the Audit Committee include, among others: recommending to the Board the retention of independent public auditors, subject to stockholder approval; reviewing and approving the planned scope, proposed fee arrangements and results of the Company's annual audit; reviewing the adequacy of accounting and financial controls; and reviewing the independence of the Company's auditors. The Audit Committee held four meetings during the fiscal year ended March 31, 2001.

            The members of the Compensation Committee during fiscal 2000 were James H. Rosenfield and Ron Celmer; Mr. Celmer resigned in March 2001. The Compensation Committee reviews the performance of the officers of the Company and makes recommendations to the Board concerning salaries and incentive compensation for such officers. The Compensation Committee held one meeting during the fiscal year ended March 31, 2001.

                                 PROPOSAL NO. 2

      APPROVAL OF THE ISSUANCE OF COMMON STOCK UPON CONVERSION OF SERIES A
                    PREFERRED STOCK AND EXERCISE OF WARRANTS

            On August 9, 2001, the Company completed a private placement sale of 622 shares of its Series A Preferred Stock, par value $.001 per share (the "Series A Shares"), for cash proceeds of approximately $2,500,000. On September 13, 2001, the Company sold an additional 190 shares of Series A Preferred Stock for cash proceeds of approximately $750,000. The Certificate of Designation of Preferences and Rights of Series A Preferred Stock sets forth the rights, preferences, privileges and limitations of the Series A Shares (the "Certificate of Designation"). The Series A Shares may be converted into 12,992,000 shares of Common Stock which will represent approximately 48% of the current issued and outstanding Common Stock. In connection with the sale of the Series A Shares, the Company also issued warrants to purchase an aggregate of approximately 6,500,000 shares of Common Stock at an exercise price of $0.2875 (the "Warrants"). The Warrants, upon exercise, will represent, prior to the conversion of any of the Series A Shares, approximately 32% of the current issued and outstanding Common Stock. The Company is authorized to sell an additional 438 shares of Series A Preferred Stock together with additional warrants to purchase up to approximately an additional 3,504,000 shares of Common Stock. If the Company sells such additional shares of Series A Preferred Stock and warrants to purchase Common Stock, the aggregate amount of Series A Preferred Shares and Common Stock warrants on an as converted and as-exercised basis, respectively, would represent approximately 68% of the Company's current issued and outstanding shares of Common Stock. Sales of additional shares of Series A Preferred Stock beyond 188 shares will require an amendment to the Certificate of Designation by approval of the Company and the holders of not less than a majority of the currently outstanding shares of Series A Shares. The Warrants and the Series A Shares which have been sold to date and which may be sold by the Company in the future are referred to collectively as the "Series A Securities." Copies of the relevant documents for this private placement of the Series A Securities were filed for the first closing as exhibits to the Company's Report on Form 8-K filed with the Securities and Exchange Commission on August 20, 2001, and were filed for the second closing as exhibits to the Company's Report on Form 8-K filed with the Securities and Exchange Commission on September 25, 2001. The following summary of the material terms of

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

the Series A Securities is not intended to be a complete description of all of the terms contained in the Certificate of Designation and the other transaction documents and for complete information reference is made to such filing. The Board of Directors authorized the sale of the Series A Securities for the purpose of increasing the Company's working capital.

SUMMARY OF THE MATERIAL TERMS OF THE SERIES A SECURITIES

            The Series A Securities were issued in connection with a private equity financing to institutional and high net worth investors (the "Series A Holders"), pursuant to a Securities Purchase Agreement (the "Purchase Agreement"). The terms of the Series A Shares are as follows:

            SERIES A DIVIDENDS. The Series A Shares accrue dividends annually at a rate of 8% per annum.

            CONVERSION RIGHTS. Each Series A Share is convertible, at the option of a Series A Holder, into that number of shares of the Company's Common Stock (the "Common Stock") obtained by dividing the Original Series A Price of $4,000, by the Series A Conversion Price then in effect (currently $0.25). The Series A Shares are not convertible into Common Stock until the earlier of (i) immediately following the date on which the Common Stock is no longer listed for trading on the NASDAQ National Market or NASDAQ SmallCap Market, or (ii) immediately following the date on which the holders of Common Stock approve the issuance of the Series A Shares. In addition, the Series A Conversion Price may be subject to adjustment in the event of, among other things, the Company's issuance or sale or deemed issuance or sale of shares of Common Stock at a price less than the then-effective Series A Conversion Price, subject to certain limited exceptions

            The Certificate of Designation does not provide for a minimum Series A Conversion Price. Therefore, the Series A Conversion Price could result in the holders of the Common Stock being further diluted.

            REDEMPTION RIGHTS OF THE SERIES A HOLDERS. The Series A Holders are entitled to require the Company to redeem, subject to applicable law, some or all of their shares at a per share price equal to $4,000 per Series A Share. However, this redemption right shall terminate immediately following the date on which the holders of Common Stock approve the issuance of the Series A Shares.

            LIQUIDATION RIGHTS. The Certificate of Designation entitles the Series A Holders, in the event of any liquidation, dissolution or winding up of the Company, to receive an amount per share equal to $8,000 per Series A share, plus an amount equal to all accumulated and accrued dividends in preference to the holders of Common Stock, and then participate with the holders of Common Stock up to an aggregate return of $12,000 per Series A Share. For purposes of the liquidation rights, a merger or consolidation of the Corporation with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the Corporation, shall be treated as a liquidation, dissolution or winding up of the Corporation.

            VOTING RIGHTS. The Series A Holders shall be entitled to vote on all matters and shall be entitled to that number of votes equal to the largest number of whole shares of Common Stock into which such holder's shares of Series A Shares could be converted. However, notwithstanding the foregoing, the Series A Holders have no voting rights, except as required by law, including but not limited to the General Corporation Law of the State of Delaware, until the earlier of (i) immediately following the date on which the Company's Common Stock is no longer listed for trading on the NASDAQ National Market or NASDAQ SmallCap Market, or (ii) immediately following the date on which the holders of Common Stock of the Company approve the issuance of the Series A Shares.

            In addition, the Company may not amend or repeal any of the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, the Series A Shares.

WARRANTS

            The Warrants are exercisable for approximately 6,500,000 shares of the Common Stock at a current exercise price of $0.2875 per share, have a term of five (5) years, and may be exercised for cash or on a cashless basis based on the net appreciated value of the underlying shares of Common Stock. The Warrants provide for weighted average anti-dilution protection related to certain issuances of Common Stock, options and convertible securities by the Company.

STOCKHOLDER APPROVAL

            Because the Company has issued Series A Securities and may in the future issue additional Series A Securities which, with the Stockholder Approval sought in this Proposal, will be convertible into and exercisable for a total number of shares of Common Stock which would exceed 20% of the common stock outstanding before the issuance and at a price less than the market value of the stock, the issuance of the Series A Securities are subject to the Marketplace Rules of the NASDAQ National Market requiring stockholder approval. Section 4350
(i)(1)(D)(ii) of the Marketplace Rules requires stockholder approval of the sale or issuance by a company of common stock (or securities convertible into or exercisable for common stock) equal to 20% or more of the outstanding common stock or 20% or more of the voting power outstanding before the issuance of the securities if the issuance is for less than the greater of book or market value of the common stock on the date such securities are originally issued.

            The Company is obligated under the Purchase Agreement to seek stockholder approval in order to comply with Section 4350(i)(1)(D)(ii) of the Marketplace Rules. The Company is therefore seeking such approval in this Proposal. A vote in favor of this Proposal is a vote in favor of the Company's ability to issue shares of Common Stock (or securities convertible into or exercisable for shares of Common Stock) in excess of 20% of its outstanding common stock for less than the market value of such stock on the date it is issued.

EFFECT OF FAILURE TO OBTAIN STOCKHOLDER APPROVAL

            In the event the Company is unable to obtain the stockholder approval necessary to grant the conversion rights to the holders of Series A Shares, at the option of the Series A Holders, such holders will have the right to require the Company to redeem, subject to applicable restrictions under Delaware law, all or any portion of the Series A Shares at the per share price equal to $4,000, which, assuming all 812 issued and outstanding shares of Series A Shares were submitted for redemption on the date of this Proxy Statement, would equal a total redemption value of approximately $3,250,000 or all proceeds of the Company's Series A private placement.

            The Company believes that if the Series A Holders elect to exercise their redemption right in the event stockholder approval is not obtained, it will have an immediate material adverse effect on the Company's financial condition and NASDAQ listing status. Therefore, the Company believes that it is in the best interests of the Company and its stockholders to vote in favor of the Proposal.

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

            The affirmative vote of a majority of the votes cast at the Annual Meeting of Stockholders at which a quorum representing a majority of all outstanding shares of the Common Stock is present, either in person or by proxy, is required for approval of this Proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will have no effect on the outcome of the proposal.

            For the reasons set forth above, the Board of Directors believes that approval of the issuance of shares of Common Stock on conversion of the Series A Shares or upon the exercise of the Warrants is in the best interests of the stockholders and the Company.

            THEREFORE, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE ISSUANCE OF THE SHARES OF COMMON STOCK UPON CONVERSION OF SERIES A PREFERRED STOCK AND EXERCISE OF WARRANTS.

                                 PROPOSAL NO. 3

APPROVAL OF AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE SPLIT OF THE OUTSTANDING SHARES OF COMMON STOCK IN A RANGE OF ONE-FOR-FIVE TO ONE-FOR-TWENTY, AS FINALLY DETERMINED BY THE BOARD OF DIRECTORS

BACKGROUND

Our Board of Directors has proposed amending our certificate of incorporation to effect a reverse stock split in which the outstanding shares of common stock, referred to as "old common stock," will be combined and reconstituted as a smaller number of shares of common stock, referred to as "new common stock," in a ratio of between five and twenty shares of old common stock for each share of new common stock. The exact ratio will be determined by the Board based on prevailing market conditions at the time the reverse stock split is effected. Stockholders are being asked to approve a separate amendment to the certificate of incorporation corresponding to each of the possible reverse split ratios between five and twenty, with the Board having the authority to give its final approval to only one (or none) of such amendments.

By approving the proposed alternative amendments corresponding to each possible reverse stock split, the stockholders will be authorizing the Board to implement the reverse split at any time on or before March 31, 2002 or to abandon the reverse split at any time. If the amendment has not been filed with the Delaware Secretary of State by the close of business on foregoing date, the Board will either resolicit stockholder approval or abandon the reverse split.

PURPOSE OF THE REVERSE STOCK SPLIT

The purpose of the reverse stock split is to facilitate the continued listing of our common stock on the NASDAQ SmallCap Market. On June 13, 2001, we received a first notice from NASDAQ that we had failed to comply with the continued listing requirements for the NASDAQ National Market on the basis that, during the previous 30 trading days, our common stock had failed to maintain a minimum bid price of $1.00 per share; on July 18, 2001, we received a second notice from NASDAQ that the market value of our public float (i.e., the number of shares held by shareholders other than directors, executive officers and 10% stockholders) had been less than $5 million. On July 26, 2001, we were given a hearing before a NASDAQ listing qualifications panel to review NASDAQ's determination that we were not in compliance with its listing requirements. During the hearing, we advised the panel that we would take affirmative steps to achieve compliance by, among other things, effecting a reverse stock split to raise our minimum bid price to at least $1.00 per share. On August 29, 2001, we were notified by the NASDAQ listing qualifications panel that our common stock will be transferred from the NASDAQ National Market to the NASDAQ SmallCap Market on a conditional basis. Our stock began trading on the Nasdaq Small Cap Market on a conditional basis on September 25, 2001. One of the conditions is that our stock achieves a closing bid price of at least $1.00 per share by October 5, 2001 and maintains a closing bid price of at least $1.00 per share for at least ten consecutive trading days thereafter. We have informed Nasdaq that in light of the stockholders meeting date, a reverse stock split will not be effected before October 24, 2001. Nasdaq has agreed to continue the date by which we must demonstrate that our stock has traded above $1.00.

The Board of Directors believes that the proposed reverse stock split is likely to result in the bid price of our common stock increasing over the $1.00 minimum bid price requirement. However, the market price of our common stock may not rise in proportion to the reduction in the number of outstanding shares resulting from the reverse split. Moreover, our share price has been subject to a downward trend over the past 20 months, and the price may not remain above $1.00 even if it exceeds that price initially following the reverse split.

If the market price for our common stock remains below $1.00 per share and we are no longer listed on the NASDAQ SmallCap Market, our common stock may be deemed to be penny stock. If our common stock is considered penny stock, it would be subject to rules that impose additional sales practices on broker-dealers who sell our securities. For example, broker-dealers must make a special suitability determination for the purchaser, receive the purchaser's written consent to the transaction prior to sale, and make special disclosures regarding sales commissions, current stock price quotations, recent price information and information on the limited market in penny stock. Because of these additional obligations, some brokers may not effect transactions in penny stocks, which could adversely affect the liquidity of our common stock.

If the market price for our common stock stays above $1.00 but our public float does not stay above $500,000 for a sustained period of time, we may not qualify for continued listing on the NASDAQ SmallCap Market. Listing on the NASDAQ SmallCap Market would enable us to return to the NASDAQ National Market if and when we achieved compliance with the other NASDAQ National Market continuing listing requirements. If we do not qualify for listing on the NASDAQ SmallCap Market, then we would not be eligible for listing again on the NASDAQ National Market unless we complied with the initial listing requirements, which are significantly more stringent than the continued listing requirements.

EFFECTIVENESS OF THE REVERSE STOCK SPLIT

If this Proposal is approved by the stockholders, the reverse split will become effective at such time as we file the amendment to our certificate of incorporation with the Delaware Secretary of State, which may take place at any time on or before March 31, 2002. Before we file this amendment, the Board of Directors must approve the final ratio in which old common stock will be converted into new common stock. Even if the reverse stock split is approved by the stockholders, our Board of Directors has discretion to decline to carry out the reverse split if it determines that the reverse split is not necessary to avoid the delisting of our common stock or if it determines that the reverse split will not be beneficial for any other reason. Upon the filing of the amendment, all the old common stock will be converted into new common stock as set forth in the amendment.

CERTIFICATES AND FRACTIONAL SHARES

As soon as practicable after the effective date of the reverse split, we will request that all stockholders return their stock certificates representing shares of old common stock outstanding on the effective date in exchange for certificates representing the number of whole shares of new common stock into which the shares of old common stock have been converted as a result of the reverse stock split. Each stockholder will receive a letter of transmittal from our transfer agent containing instructions on how to exchange certificates. STOCKHOLDERS SHOULD NOT SUBMIT THEIR OLD CERTIFICATES TO THE TRANSFER AGENT UNTIL THEY RECEIVE THESE INSTRUCTIONS. In order to receive new certificates, stockholders must surrender their old certificates in accordance with the transfer agent's instructions, together with the properly executed and completed letter of transmittal.

Beginning with the effective date, each old certificate, until exchanged as described above, will be deemed for all purposes to evidence ownership of the number of whole shares of new common stock into which the shares evidenced by the old certificates have been converted.

No fractional shares will be issued. Any fractional shares created as a result of the reverse split will be rounded to the nearest whole share.

EFFECTS OF THE REVERSE STOCK SPLIT

The principal effect of the reverse stock split will be to decrease the number of shares of common stock outstanding from approximately 34,155,000 shares, which includes 20,000,000 shares of common stock as a result of its future conversion of Series A Preferred Stock, to between approximately 6,831,000 shares and approximately 1,707,750 shares. In addition, the reverse split will result in a proportionate decrease in the number of shares authorized for issuance under our stock option plan and the number of shares of common stock issuable upon exercise of outstanding options, and a proportionate increase in the exercise prices of outstanding options. As a result, following the effective date, the number of shares of common stock issuable upon the exercise of outstanding options will be reduced from approximately 4,008,000 shares as of June 30, 2001 to between approximately 801,600 shares and approximately 200,400 shares.

The reduction in the number of outstanding shares is expected to increase the trading price of our common stock, although there can be no assurance that such price will increase in proportion to the ratio of the reverse stock split ratio. The trading price of our common stock depends on many factors, including many which are beyond our control. The higher stock price may increase investor interest and reduce resistance of brokerage firms to recommend the purchase of our common stock. On the other hand, to the extent that negative investor sentiment regarding our common stock is based on our underlying business fundamentals, the reverse split might not overcome that sentiment enough to increase our stock price to a level that consistently exceeds $1.00 per share.

The liquidity of our common stock may be adversely affected by the reduced number of shares outstanding after the reverse stock split. In addition, the split will increase the number of stockholders who own "odd lots," which consist of blocks of fewer than 100 shares. Stockholders who hold odd lots may be required to pay higher brokerage commissions when they sell their shares and may have greater difficulty in making sales.

The shares of new common stock will be fully paid and non-assessable. The amendment will not change the terms of our common stock. The shares of new common stock will have the same voting rights and rights to dividends and distributions and will be identical in all other respects to the common stock now authorized. No stockholder's percentage ownership of common stock will be altered except for the effect of rounding fractional shares.

Our authorized common stock will be reduced from 50,000,000 shares to 15,000,000 shares. These shares may be issued by our Board of Directors in its discretion. Any future issuance will have the effect of diluting the percentage of stock ownership and voting rights of the present holders of common stock.

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

The affirmative vote of a majority of the outstanding shares of common stock is required for approval of this proposal. Abstentions and broker non-votes will be counted as present for purposes of determining if a quorum is present but will have the same effect as a negative vote on this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDER VOTE "FOR" THE APPROVAL OF THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO EFFECT REVERSE SPLIT OF THE OUTSTANDING SHARES OF COMMON STOCK.

                                 PROPOSAL NO. 4
         AMENDMENT TO THE SALON MEDIA GROUP, INC. 1995 STOCK OPTION PLAN

GENERAL

            At the Annual Meeting, the stockholders are being asked to approve an amendment to the Company's 1995 Stock Option Plan (the "Option Plan") to increase the number of shares of Common Stock reserved for issuance thereunder by 3,000,000 from 5,121,847 to 8,121,847.

            Management believes that the availability of additional options to purchase Common Stock is necessary to enable the Company to continue to provide its employees with equity ownership as an incentive to contribute to the Company's success. The proposed increase in the share reserve under the Option Plan is necessitated by the Company's anticipated future growth and need to provide additional long-term performance incentives to current employees.

            As of June 30, 2001, 178,497 shares remained available for future option grants under the Option Plan, a number that the Board of Directors has determined to be insufficient to meet the Company's anticipated needs. In order to provide an adequate reserve of shares to permit the Company to continue to provide long-term equity incentives both in the near-term and on an going basis, the Board of Directors has amended the Option Plan, subject to stockholder approval, to increase the number of shares authorized for issuance under the Option Plan by 3,000,000 shares from 5,121,847 to 8,121,847.

            The Board of Directors believes that the Company's stock option program is an important factor in attracting and retaining the high caliber employees and consultants essential to the success of the Company and in aligning their long-term interests with those of the stockholders. Because competition for highly qualified individuals in the Company's industry is intense, management believes that to successfully attract the best candidates, the Company must offer a competitive stock option program as an essential component in its compensation packages. The Board of Directors further believes that stock options serve an important role in motivating their holders to contribute to the Company's continued growth and profitability. The proposed amendment is intended to ensure that the Option Plan will continue to have available a reasonable number of shares to meet these needs for the remainder of its term.

SUMMARY OF THE STOCK OPTION PLAN, AS AMENDED

            The following summary of the Option Plan is qualified in its entirety by the specific language of the Option Plan, a copy of which is available to any stockholder upon request. Additional information concerning options outstanding under the Option Plan is set forth under "Executive Compensation."

            PURPOSE

            The purpose of the Option Plan is to advance the interests of the Company by providing an incentive to attract, retain and award employees, directors and consultants of the Company and its subsidiaries to promote the success of the Company's business. The Option Plan provides for the grant of incentive stock options within the meaning of Section 422 of the Code and Nonstatutory stock options.

            SHARES SUBJECT TO OPTION PLAN

            The stockholders have previously authorized the issuance of a maximum of 4,425,000 shares under the Option Plan which was subsequently increased to 5,121,847 pursuant to the Option Plan's Evergreen Provision. The Board of Directors has amended the Option Plan, subject to stockholder approval, to authorize an additional 3,000,000 shares for issuance upon the exercise of options granted under the Option Plan. Appropriate adjustments will be made to the shares subject to the Option Plan and the terms of outstanding options upon any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification, or similar change in the capital structure of the Company. To the extent that any outstanding option under the Option Plan expires or terminates without having been exercised in full, the shares of Common Stock for which such option is not exercised are returned to the Option Plan and become available for future grant. As of June 30, 2001, options for 4,008,720 shares were outstanding at a weighted average exercise price of $2.92 per share. The closing price of the Common Stock as reported on The NASDAQ National Market on June 30, 2001 was $0.23 per share.

            ADMINISTRATION

            The Option Plan is administered by the Board of Directors of the Company, or by a committee appointed by the Board and consisting of at least two members of the Board. For purposes of this discussion, the term "Board" refers to the Board of Directors or any committee authorized to administer the Option Plan. Subject to the provisions of the Option Plan, the Board determines the persons to whom options are to be granted, the number of shares to be covered by each option, whether an option is to be an incentive stock option or a nonstatutory stock option, the timing and terms of exercisability and vesting of each option, the exercise price and the type of consideration to be paid to the Company for shares acquired pursuant to an option, the time of expiration of each option, and all other terms and conditions of options granted under the Option Plan. The Board may amend, modify, extend, renew or grant a new option in substitution for, any option, waive any restrictions or conditions applicable to any option or any shares acquired thereunder and accelerate, continue, extend, or defer the exercisability of any option or the vesting of any shares acquired under the Option Plan. The Board is authorized to interpret the Option

Plan and options granted thereunder, and all determinations of the Board are final and binding on all persons having an interest in the Option Plan or any option.

            ELIGIBILITY

            The Option Plan provides that options may be granted to current and prospective employees, directors and consultants of the Company and its majority-owned subsidiaries. During the fiscal year ended March 31, 2001, named executive officers as a group and all current employees who are not executive officers (including officers who are not executive officers) as a group were granted options to purchase 624,832 shares and 1,289,093 shares, respectively, under the Option Plan. This document contains a table above entitled "Option Grants in Last Fiscal Year" which summarizes information for officers. As of March 31, 2001, the Company had approximately 100 employees, including five executive officers and five non-employee directors eligible to participate in the Option Plan. While any eligible person may be granted a nonstatutory stock option, only employees may be granted incentive stock options.

            TERMS OF OPTIONS

            Each option is evidenced by a stock option agreement between the Company and the person to whom such option is granted, which sets forth the terms and conditions of the option. The following terms and conditions generally apply to all options, unless the stock option agreement provides otherwise:

            EXERCISE AND VESTING OF THE OPTION. Options will become vested and exercisable at such times or upon such events and subject to such terms, conditions, performance criteria or restrictions as specified by the Board. Options will generally vest 25% after twelve months from the date of option grant or date of hire with the remaining 75% vesting monthly over the next 36 months. An option may be exercised by written notice to the Company specifying the number of full shares of Common Stock to be purchased, along with tender of payment to the Company of the purchase price. Unless otherwise provided in the stock option agreement, the purchase price of shares purchased upon exercise of an option may be paid by cash, check or any other means authorized by the Board and permitted by the Delaware General Corporation Law, including surrender of shares of the Company's Common Stock having a fair market value not less than the exercise price, a cashless exercise in which the optionee assigns the proceeds of a sale or loan with respect to some or all of the shares acquired upon the exercise, or by means of a promissory note in a form approved by the Company. Nevertheless, the Board may restrict the forms of payment permitted in connection with any option grant.

            EXERCISE PRICE. The exercise price of options granted under the Option Plan is determined by the Board and must be equal to at least: (i) the fair market value of a share of Common Stock on the date the option is granted in the case of incentive stock options; or (ii) 85% percent of such fair market value in the case of nonstatutory stock options. Where the optionee owns stock representing more than 10% of the total combined voting power of the Company's outstanding capital stock (the "10% Stockholder"), the exercise price for an incentive stock option must be equal to at least 110% of fair market value of a share of Common Stock on the date of grant.

            TERMINATION OF EMPLOYMENT. If an optionee's service with the Company terminates for any reason other than permanent and total disability or death, options under the Option Plan to the extent unexercised and exercisable on the date of such termination may be exercised not later than three months after such termination (or such other period of time as is determined by the Board), subject to the condition that no option may be exercised after expiration of its term.

            DISABILITY. If an optionee's service with the company terminates because of the optionee's permanent, and total disability, as defined in Section 22(e)(3) of the Code, options, to the extent unexercised and exercisable on the date of such termination, may be exercised at any time within twelve months following the date on which the optionee's service terminated, subject to the condition that no option may be exercised after expiration of its term.

            DEATH. If an optionee's service with the company terminates because of the optionee's death, options, to the extent unexercised and exercisable on the date of such termination, may be exercised at any time within twelve months following the date of such termination, subject to the condition that no option may be exercised after expiration of its term.

            TERM OF OPTIONS. The maximum term of an option granted under the Option Plan is ten years, provided that an incentive stock option granted to a 10% Stockholder must have a term not exceeding five years.

            NONTRANSFERABILITY OF OPTIONS. An option is not transferable by the optionee other than by will or the laws of descent and distribution and is exercisable during the optionee's lifetime only by the optionee, or in the event of the optionee's death, by a person who acquires the right to exercise the option by bequest or inheritance or by reason of the death of the optionee.

            OTHER PROVISIONS. The option agreement may contain such other terms, provisions and conditions not inconsistent with the Option Plan as may be determined by the Board.

            TRANSFER OF CONTROL

            The Option Plan defines a "Transfer of Control" of the Company as any of the following events upon which the stockholders of the Company immediately before the event do not retain immediately after the event, in substantially the same proportions as their ownership of shares of the Company's voting stock immediately before the event, direct or indirect beneficial ownership of more than 50% of the total combined voting power of the voting securities of the Company, its successor or the corporation to which the assets of the Company were transferred: (i) a sale or exchange by the stockholders in a single or series of related transactions of more than 50% of the Company's voting stock; (ii) a merger or consolidation in which the company is a party;
(iii) the sale, exchange or transfer of all or substantially all of the assets of the Company; or (iv) a liquidation of dissolution of the Company. If a Transfer of Control occurs, the surviving, continuing, successor or purchasing corporation or other business entity or parent thereof may either assume the Company's rights and obligations under outstanding Options or substitute for such Options. Options that are not assumed, substituted for or exercised prior to a Transfer of Control will terminate.

            AMENDMENT AND TERMINATION OF THE OPTION PLAN

            The Board may amend or terminate the Option Plan at any time. However, without stockholder approval, the Board may not amend the Option Plan to increase the total number of shares of Common Stock issuable thereunder, change the class of persons eligible to receive incentive stock options, or effect any other change that would require stockholder approval under any applicable law, regulation or rule. No termination or amendment may affect an outstanding option unless expressly provided by the Board, and, in any event, may not adversely affect the outstanding option without the consent of the optionee. Unless terminated earlier by the Board, the Option Plan will terminate on December 12, 2005.

            FEDERAL INCOME TAX CONSEQUENCES

            The following summary is intended only as a general guide as to the United States federal income tax consequences under current law of participation in the Option Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.

            INCENTIVE STOCK OPTIONS

            An optionee recognizes no taxable income for regular income tax purposes as the result of the grant or exercise of an incentive stock option qualifying under Section 422 of the Code. Optionees who do not dispose of their shares for two years following the date the option was granted nor within one year following the exercise of the option will normally recognize a long-term capital gain or loss equal to the difference, if any, between the sale price and the purchase price of the shares. If an optionee satisfies such holding periods upon a sale of the share, the Company will not be entitled to any deduction for federal income tax purposes. If an optionee disposes of shares within two years after the date of grant or within one year from the date of exercise (a "disqualifying disposition"), the difference between the fair market value of the shares on the determination date (see discussion under "Nonstatutory Stock Options" below), and the option exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. A capital gain or loss will be mid-term or long-term if the optionee's holding period is more than 12 months. Any ordinary income recognized by the optionee upon the disqualifying disposition of the shares generally should be deductible by the Company for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder.

            The difference between the option exercise price and the fair market value of the shares on the determination date of an incentive stock option (see discussion under "Nonstatutory Stock Options" below) is an adjustment in computing the optionee's alternative minimum tax taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to optionees subject to the alternative minimum tax.

            NONSTATUTORY STOCK OPTIONS

            Options not designated and qualifying as incentive stock options will be nonstatutory stock options. Nonstatutory stock options have no special tax status. An optionee generally recognizes no taxable income as the result of a grant of such an option. Upon exercise of a nonstatutory stock option, the optionee normally recognizes ordinary income in the amount of the difference between the option exercise price and the fair market value of the shares on the determination date (as defined below). If the optionee is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The "determination date" is the date on which the option is exercised unless the shares are subject to a substantial risk of forfeiture and are not transferable, in which case the determination date is the earlier of (i) the date on which the shares are transferable or (ii) the date on which the shares are nor subject to a substantial risk of forfeiture. If the determination date is after the exercise date, the optionee may elect, pursuant to Section 83(b) of the Code, to have the exercise date be the determination date by filing an election with the Internal Revenue Service not later than 30 days after the date the option is exercised. Upon the sale of stock acquired by the exercise of a nonstatutory stock option, any gain or loss, based on the difference between the sale price and the fair market value on the determination date, will be taxed as capital gain or loss. A capital gain or loss will be mid-term or long-term if the optionee's holding period is more than 12 months. No tax deduction is available to the Company with respect to the grant of a nonstatutory stock option or the sale of the stock acquired pursuant to such grant. The company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the optionee as a result of the exercise of a nonstatutory stock option, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder.

OPTIONS GRANTED TO CERTAIN PERSONS

            During the fiscal year ended March 31, 2001: (i) Messrs. O'Donnell, Talbot, O'Callahan, Hurley, Rosenberg, Mondadori, Rosenfield and Dougherty were granted options to purchase 140,384 shares, 131,884 shares, 136,188 shares, 48,188 shares, 40,188 shares, 10,000 shares, 26,750 shares and 10,000 shares, respectively; (ii) all named executive officers as a group were granted options to purchase an aggregate of 624,832 shares; and (iii) all current employees, including officers who are not executive officers, as a group were granted options to purchase an aggregate of 1,289,093 shares. This document contains a table above entitled "Option Grants in Last Fiscal Year" which summarizes certain option grant information for officers. During that year, except for the aforementioned options granted to Mr. Mondadori, Mr. Dougherty and Mr. Rosenfield, no options were granted under the Option Plan to any directors who are not executive officers or to any associate of any director, executive officer or Board nominee of the Company during that year.

REQUIRED VOTE

            The affirmative vote of the holders of a majority of the shares of Common Stock present or represented by proxy and voting at the Annual Meeting is required for approval of this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will have no effect on the outcome of the vote.

            THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE APPROVAL OF THE AMENDMENT TO THE 1995 STOCK OPTION PLAN.

                                 PROPOSAL NO. 5

           RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC AUDITORS

            The Board of Directors of the Company has selected PricewaterhouseCoopers LLP as independent auditors to audit the consolidated financial statements of the Company for the fiscal year ending March 31, 2002. PricewaterhouseCoopers LLP has acted in such capacity since inception. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting, with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.

The following table sets forth the aggregate fees billed to Salon for the fiscal year ended March 31, 2001 by PricewaterhouseCoopers LLP:

                      Audit fees                    $ 137,000
                      All Other fees                    6,000

            Salon did not engage PricewaterhouseCoopers LLP to provide advice to Salon regarding financial information systems design and implementation during the fiscal year ended March 31, 2001.

            The Audit Committee has considered the role of PricewaterhouseCoopers LLP in providing business consulting and tax services and other non-audit services to the Company and has concluded that such services are compatible with PricewaterhouseCoopers LLP's independence as the Company's auditors.

            Stockholder ratification of the selection of PricewaterhouseCoopers LLP as Salon's independent public accountants is not required by Salon's bylaws or other applicable legal requirement. However, the Board is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board at its discretion may direct the appointment of a different independent accounting firm at any time during the year if it determines that such a change would be in the best interests of Salon and its stockholders.

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

            The affirmative vote of a majority of the shares of the Common Stock at the Annual Meeting of Stockholders at which a quorum representing a majority of all outstanding shares of Common Stock of the Company is present and voting, either in person or by proxy, is required for approval of this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum, but will have no effect on the outcome of the vote.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE
      APPOINTMENT OF PRICEWATERHOUSECOOPERS LP AS THE COMPANY'S INDEPENDENT
               AUDITORS FOR THE FISCAL YEAR ENDING MARCH 31, 2002.

           STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

            The following table sets forth, as of July 17, 2001, certain information with respect to the beneficial ownership of Salon's Common Stock by
(i) each stockholder known by Salon to be the beneficial owner of more than five percent (5%) of Salon's Common Stock, (ii) each director and director-nominee of Salon, (iii) the Chief Executive Officer, the four other most highly compensated executive officers and two other former most highly compensated executive officers of Salon as of March 31, 2001, and (iv) all directors and executive officers of Salon as a group. This table also includes information for directors appointed after July 17, 2001.
                                              NUMBER OF SHARES     PERCENT OF
              NAME AND ADDRESS                 BENEFICIALLY       COMMON STOCK
           OF BENEFICIAL OWNER(1)                OWNED (2)        OUTSTANDING(3)
           ----------------------                ---------        --------------

5% STOCKHOLDERS
Adobe Systems Incorporated(4) ................   2,133,977            15.1%
345 Park Avenue
San Jose, CA  95126

William R. Hambrecht (5)......................   1,639,831            11.6%
539 Bryant Street, Suite 100
San Francisco, CA  94107

Rainbow Media Holdings, Inc.(6)...............   1,125,000             7.9%
1111 Stewart Ave.
Bethpage, NY  11714

Bruce R. Katz(7)..............................     888,167             6.3%
c/o Rosewood Stone Group
2320 Marinship Way, Ste. 240
Sausalito, CA 94965

Granite Ventures LLC(8).......................     877,103             6.2%
One Bush Street
San Francisco, CA, 94104

Constellation Venture Capital (9).............     731,830             5.2%
Bear Stearns Asset Management
575 Lexington Ave.
New York, NY  10022

NAMED EXECUTIVE OFFICERS AND DIRECTORS
Michael O'Donnell(10).........................     432,512             3.1%
David Talbot(11)..............................     626,791             4.4%
James H. Rosenfield(12).......................      49,499              *
Brian Dougherty (13)..........................      43,437              *
Robert O'Callahan (14)........................      29,583              *
Patrick Hurley (15)...........................      32,999              *
Scott Rosenberg (16) .........................      71,812              *
Andrew Ross...................................          -0-             *
Steve Reed ...................................          -0-             *
Robert Ellis (17) ............................      10,000              *
Rob McKay ....................................     212,629             1.5%
Dr. John Warnock .............................      60,188              *
Michael Fuchs ................................          -0-             *

Directors and executive officers as a group
(13 persons)..................................   1,569,450             9.8%

*Less than one percent (1%).

(1) The persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table.

(2) Options granted under the Salon Internet, Inc. 1995 Stock Option Plan generally vest and become exercisable at the rate of one-fourth on the first anniversary of the date of grant and 1/48 per month thereafter for each full month of the optionee's employment.

(3) Calculated on the basis of 14,155,276 shares of Common Stock outstanding as of July 17, 2001, except that shares of Common Stock underlying options exercisable within sixty (60) days of July 17, 2001 and currently exercisable warrants to acquire shares of Common Stock are deemed outstanding for purposes of calculating the beneficial ownership of Common Stock of the holders of such options and warrants, as applicable.

(4)     Includes 194,177 shares held by Adobe Ventures II, L.P.

(5) Mr. Hambrecht has an ownership interest in WR Hambrecht + Co., LLC and is the manager of this entity. WR Hambrecht + Co., LLC directly owns 565,916 shares of Salon. Mr. Hambrecht directly owns 1,073,915 shares of Salon. Mr. Hambrecht disclaims beneficial ownership of all the shares of Salon held directly by the LLC other than his proportionate ownership interest.

(6) Rainbow Media Holdings, Inc. is a subsidiary of Cablevision Systems Corporation (NYSE:CVC).

(7) Consists of 437,129 shares held by Bruce R. Katz individually, 9,076 shares held by John Hallett for the benefit of Bruce R. Katz and 441,962 shares held by Whole Earth Lectronic Link, Inc.

(8) Consists of 53,617 shares held by Adobe Ventures II, L.P., 280,207 shares held by H&Q Salon Investors, L.P., 316,852 shares held by H&Q Adobe Ventures Management L.P., 33,317 shares held by H&Q Adobe Ventures Management II L.P., 47,700 shares held by Standish O'Grady, 141,160 shares issuable upon exercise of warrants held by Adobe Ventures II, L.P. and 4,250 shares held by Granite Ventures, LLC. Because voting and investment decisions concerning the above securities may be made by or in conjunction with the other reporting persons, each of the reporting persons may be deemed a member of a group that shares voting and dispositive power over all of the above securities but disclaims beneficial owner of any securities other than those directly held by such reporting person.

(9) Consists of 530,192 shares held by Constellation Venture Capital, L.P., 114,138 shares held by Constellation Venture Offshore, L.P. and 87,500 shares held by Bear Stearns Asset Management Inc.

(10) Includes 426,916 shares subject to options that may be exercised within sixty (60) days of July 17, 2001.

(11) Includes 289,791 shares subject to options that may be exercised within sixty (60) days of July 17, 2001, includes 2,577 shares held by Camille Peri, Mr. Talbot's spouse and a former employee of the Company and also includes 5,154 shares held in trust for the benefit of Mr. Talbot's children. Mr. Talbot disclaims beneficial ownership of the shares held individually by his spouse and in trust for his children.

(12) Includes 39,343 shares subject to options that may be exercised within sixty (60) days of July 17, 2001.

(13) Includes 13,437 shares subject to options that may be exercised within sixty (60) days of July 17, 2001.

(14) Includes 29,583 shares subject to options that may be exercised within sixty (60) days of July 17, 2001.

(15) Includes 32,999 shares subject to options that may be exercised within sixty (60) days of July 17, 2001.

(16) Includes 30,583 shares subject to options that may be exercised within sixty (60) days of July 17, 2001.

(17)    Common stock acquired after July 17, 2001.

EXECUTIVE COMPENSATION AND OTHER MATTERS

EXECUTIVE COMPENSATION

            The following table sets forth information concerning the compensation during the fiscal years ended March 31, 1999, March 31, 2000 and March 31, 2001 of the Chief Executive Officer and the four other most highly compensated executive officers and two former executive officers whose total salary and bonus for fiscal 2001 exceeded $100,000 for services in all capacities to the company.

                           SUMMARY COMPENSATION TABLE

                                                                                               LONG TERM
                                                                                              COMPENSATION
                                                                                                 AWARDS
                                                                                              ------------
                                                               ANNUAL COMPENSATION             SECURITIES
                                                       ------------------------------------    UNDERLYING      ALL OTHER
     NAME AND PRINCIPAL POSITION                       YEAR       SALARY           BONUS(1)      OPTIONS     COMPENSATION
     ---------------------------                       ----       ------           --------      -------     ------------
Michael O'Donnell............................          2001      $225,000          $ 75,000      140,384       $     -0-
   President and Chief Executive Officer               2000      $175,000          $ 50,507      250,000       $     -0-
                                                       1999      $145,000          $ 30,304           -0-      $     -0-


David Talbot.................................          2001      $225,000          $ 75,000      131,884       $     -0-
   Chairman and Editor in Chief                        2000      $175,000          $ 50,507      250,000       $     -0-
                                                       1999      $145,000          $ 30,304           -0-      $     -0-

Robert O'Callahan............................          2001      $120,705          $     -0-     136,188       $     -0-
   Secretary and Chief Financial Officer               2000      $     -0-         $     -0-          -0-      $     -0-
                                                       1999      $     -0-         $     -0-          -0-      $     -0-

Patrick Hurley...............................          2001      $146,054          $ 50,000       48,188       $     -0-
   Senior Vice President - Business                    2000      $100,000          $ 18,538       40,000       $     -0-
   Operations                                          1999      $ 56,888          $  2,324       10,000       $     -0-

Scott Rosenberg..............................          2001      $151,317          $     -0-      40,188       $     -0-
   Senior Vice President - Editorial                   2000      $115,000          $  1,500       35,000       $     -0-
   Operations                                          1999      $ 75,000          $    300           -0-      $     -0-

Andrew Ross (3)..............................          2001      $137,981          $ 50,000       18,000       $ 50,000(2)
   Executive Vice President - Business                 2000      $135,000          $ 40,509        5,000       $     -0-
   Development                                         1999      $108,646          $ 20,304       15,000       $     -0-

Steve Reed (4)...............................          2001      $185,949          $     -0-     110,000       $ 26,667(2)
   Senior Vice President - Media Sales                 2000      $     -0-         $     -0-          -0-      $     -0-
                                                       1999      $     -0-         $     -0-          -0-      $     -0-

------------------------------------

(1) Bonuses are principally based on performance. Items shown are paid within a fiscal year but may have been earned in a prior fiscal year.

(2)     Amounts paid in connection with the termination of employment.

(3) Mr. Ross served as Executive Vice President - Business Development from June 1998 to December 2000.

(4) Mr. Reed served as Senior Vice President - Media Sales from June 2000 to December 2000.

STOCK OPTIONS GRANTED IN FISCAL 2001

            The following table provides the specified information concerning grants of options to purchase Salon's Common Stock made during the fiscal year ended March 31, 2001, to the persons named in the Summary Compensation Table.

                        OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                      POTENTIAL REALIZED VALUE
                                                                                                          AT ASSUMED ANNUAL
                                                                                                        RATES OF STOCK PRICE
                                                                                                       APPRECIATION FOR OPTION
                                                        INDIVIDUAL GRANTS                                      TERM(3)
                                        -----------------------------------------------------          -----------------------
                                                      % OF TOTAL
                                        NUMBER OF       OPTIONS
                                        SECURITIES    GRANTED TO     EXERCISE
                                        UNDERLYING     EMPLOYEES      OR BASE
                                          OPTIONS      IN FISCAL       PRICE       EXPIRATION
                     NAME                GRANTED(1)       YEAR       ($/SH)(2)        DATE                5%            10%
                     ----                ----------       ----       ---------        ----                --            ---
Michael O'Donnell...................       21,046         1.12%        $2.00        8/16/2010           $26,471        $67,084
                                          104,954         5.57%        $2.00        8/16/2010          $132,010       $334,539
                                           14,384         0.76%        $0.37        3/21/2011            $3,464         $8,669

David Talbot........................       19,630         1.04%        $2.00        8/16/2010           $24,690        $62,570
                                           97,870         5.19%        $2.00        8/16/2010          $123,100       $311,959
                                           14,384         0.76%        $0.37        3/21/2011            $3,464         $8,669
Robert O'Callahan...................      100,000         5.31%        $1.38        7/23/2010          $106,834       $251,561
                                           10,000         0.53%        $2.00        8/16/2010           $12,578        $31,875
                                           15,000         0.80%        $0.37        3/21/2011            $3,613         $9,040
                                           11,188         0.59%        $0.37        3/21/2011            $2,694         $6,742

Patrick Hurley......................       17,000         0.90%        $2.00        8/16/2010           $21,382        $54,187
                                           20,000         1.06%        $1.38        11/6/2011           $17,195        $43,728
                                           11,188         0.59%        $0.37        3/21/2011            $2,694         $6,742
Scott Rosenberg.....................       19,000         1.01%        $2.00        8/16/2010           $23,898        $60,562
                                           10,000         0.53%        $1.38        11/6/2011            $8,597        $21,864
                                           11,188         0.59%        $0.37        3/21/2011            $2,694         $6,742
Andrew Ross.........................       18,000         0.96%        $2.00        8/16/2010           $22,640        $57,375

Steve Reed..........................       69,565         3.69%        $1.44        6/19/2010           $62,889       $159,374
                                           30,435         1.62%        $1.44        6/19/2010           $27,514        $69,727
                                           10,000         0.53%        $2.00        8/16/2010           $12,578        $31,875

------------

(1) All options granted in fiscal 2001 were granted pursuant to Salon's 1995 Stock Option Plan (the "1995 Plan"). These options generally vest and become exercisable at the rate of one-fourth on the first anniversary of the date of grant and 1/48 per month thereafter for each full month of the optionee's continuous employment by Salon. Under the 1995 Plan, the Board retains discretion to modify the terms, including the price, of outstanding options. Options expiring on March 21, 2011 vest fully in one year.

(2) All options in this table have exercise prices equal to the fair market value on the date of grant.

(3) Potential gains are net of exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only, based on the Securities and Exchange Commission rules. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock, overall market conditions and the option holder's continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved.

OPTION EXERCISES AND FISCAL 2001 YEAR-END VALUES

            The following table sets forth information concerning the state of options held as of March 31, 2001 by the persons named in the Summary Compensation Table above.

    AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END VALUES

                                                                   NUMBER OF SECURITIES
                                                                  UNDERLYING UNEXERCISED            VALUE OF UNEXERCISED
                                                                         OPTIONS                    IN-THE-MONEY OPTIONS
                                                                   AT FISCAL YEAR END(1)           AT FISCAL YEAR END (2)
                                                              -----------------------------    -----------------------------
                                    SHARES
                                   ACQUIRED
                                      ON          VALUE
                 NAME              EXERCISE      REALIZED     EXERCISABLE     UNEXERCISABLE    EXERCISABLE     UNEXERCISABLE
                 ----              --------      --------     -----------     -------------    -----------     -------------
Michael O'Donnell...............      -0-          $0            369,375          281,009        $ 29,250        $     -0-
David Talbot....................      -0-          $0            234,374          272,510        $ 14,062        $     -0-
Robert O'Callahan...............      -0-          $0                 -0-         136,188        $    -0-        $     -0-
Patrick Hurley..................      -0-          $0             23,021           75,167        $    -0-        $     -0-
Scott Rosenberg.................      -0-          $0             21,666           60,293        $    762        $     -0-
Andrew Ross.....................    141,196      $53,135              -0-              -0-       $    -0-        $     -0-
Steve Reed......................      -0-          $0                 -0-              -0-       $    -0-        $     -0-

--------------------------------------------------------------------------------

(1) Company stock options generally vest one-fourth on the first anniversary of the date of grant and 1/48 per month thereafter for each full month of the optionee's continuous employment by Salon. All options are exercisable only to the extent vested. Options expiring on March 21, 2011 vest fully in one year.

(2) The value of the unexercised in-the-money options is based on a fair market value of $0.3125, the closing price of Salon's Common Stock (on March 30, 2001 as reported on the NASDAQ National Market) and is net of the exercise price of such options. Does not include options that had an exercise price greater than $0.3125.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

            In November 1996, Salon entered into an Employment Agreement with Mr. O'Donnell, the Chairman of the Board, President and Chief Executive Officer of Salon (the "Agreement"). The Agreement provides for the payment to Mr. O'Donnell of a $175,000 minimum base annual salary and an annual bonus of up to $50,000. Pursuant to the Agreement, Mr. O'Donnell was granted an option under the 1995 Option Plan to purchase eight percent (8%) of Salon's then outstanding capital stock at a purchase price of $0.20 per share. The Agreement also provides for the following severance benefits if Mr. O'Donnell's employment with Salon terminates involuntarily or if Mr. O'Donnell terminates his employment with Salon voluntarily for "Good Reason." He will be entitled to salary payments until the earlier of nine (9) months following his termination or until he begins other employment. If Mr. O'Donnell resigns within one (1) year of a change of control of Salon because of (a) a decrease in his base salary or a material decrease in any of his then-existing bonus plans or employee benefits; or (b) a material adverse change in his title, authority, responsibilities or duties, then he will be entitled to salary payments until the earlier of nine
(9) months following his resignation or change in title or authority or until he begins other employment. As of April 2001, Mr. O'Donnell had agreed to an interim 15% reduction of base salary for an indefinite period.

            In July 2000, Salon entered into an Employment Agreement with Mr. O'Callahan, the Chief Financial Officer of Salon (the "Agreement"). The Agreement provides for the payment to Mr. O'Callahan of a $175,000 minimum base annual salary and an annual bonus of up to $25,000. Mr. O'Callahan was granted an option under the 1995 Option Plan to purchase 100,000 shares of Salon's then outstanding capital stock at the closing price of the stock as of the date of grant. In case of a company merger, sale or reorganization, and Mr. O'Callahan's position is eliminated, relocated or reduced he would receive one year's worth of compensation and one year's accelerated option vesting. As of April 2001, Mr. O'Callahan had agreed to an interim 15% reduction of base salary for an indefinite period.

COMPENSATION OF DIRECTORS

            Directors receive no compensation for serving as directors of Salon, except that Mr. Rosenfield receives an attendance fee for board meetings attended, which totaled $7,500 during the last fiscal year. Salon granted to Mr. Rosenfield options to purchase 6,750 shares of common stock at an exercise price of $2.00 per share, and options to purchase 20,000 shares of common stock at an exercise price of $0.37 per share. Salon also granted to Mr. Dougherty options to purchase 10,000 shares of common stock at an exercise price of $2.00 per share. Salon also granted to Mr. Mondadori, not currently on the Board, options to purchase 10,000 shares of common stock at an exercise price of $2.00 per share. The options are subject to vesting over four years.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

            None of Salon's executive officers have served as a member of the Compensation Committee or Board of Directors of any other entity which has an executive officer serving as a member of Salon's Board of Directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

            In March 2000, Salon entered into a publishing and joint-marketing agreement with Arnoldo Mondadori Editore, of which Leonardo Mondadori is a principal shareholder. Mr. Mondadori was a Board member until August 2001.

            In October 2000, Salon loaned David Talbot $75,179 with market interest.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

            Section 16(a) of the Securities Exchange Act of 1934 requires Salon's executive officers, directors and persons who beneficially own more than 10% of Salon's Common Stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission ("SEC"). Such persons are required by SEC regulations to furnish Salon with copies of all
Section 16(a) forms filed by such persons.

            Based solely on Salon's review of such forms furnished to Salon and written representations from certain reporting persons, Salon believes that all filing requirements applicable to Salon's executive officers, directors and more than ten percent (10%) stockholders were complied with except for Form 4 for Steve Reed, then Vice President of Sales, for stock option grants in August 2000, filed three days late; James H. Rosenfield, for stock option grants in August 2000, filed three days late, Michael O'Donnell, for stock option grants in August 2000, filed in April 2001; David Talbot, for stock option grants in August 2000, filed in April 2001; Leonardo Mondadori (former Director), for stock option grants in August 2000, filed in April 2001; Brian Dougherty, for stock purchases and stock option grants in August 2000, filed in June 2001; and, Form 3 for Steve Reed, then Vice President of Sales, filed in August 2000 for a June 2000 event. Forms 4 for March 2001 on behalf of Michael O'Donnell, David Talbot, Robert O'Callahan, Patrick Hurley, Leonardo Mondadori and James Rosenfield were filed in April 2001 a day late.

                                PERFORMANCE GRAPH

            Set forth below is a graph comparing the annual percentage change in the cumulative total return at March 31, 2001, on $100 invested, alternatively, in Company's Common Stock, the CRSP Total Return Index for the NASDAQ Stock Market and the NASDAQ Electronic Components Stock Index on June 22, 1999 (the date of the Company's initial public offering).


                   COMPARISON OF THE ANNUAL PERCENTAGE CHANGE
                         IN THE CUMULATIVE TOTAL RETURN
                   AMONG SALON, NYSE/AMEX/NASDAQ STOCK MARKET,
                         AND SELF-DETERMINED PEER GROUP

                        [PERFORMANCE GRAPH APPEARS HERE]


                                            NYSE/AMEX/      SELF-
                                            NASDAQ STOCK    DETERMINED
MEASUREMENT PERIOD           SALON          MARKET          PEER GROUP
------------------           ---------      ------------    ----------

06/1999                        100.0           100.0           100.0
09/1999                         49.4            96.5            77.8
12/1999                         50.0           114.9           107.5
03/2000                         43.8           119.6            65.8
06/2000                         12.8           113.6            22.2
09/2000                         16.3           114.0            16.2
12/2000                          5.6           102.0             3.9
03/2001                          3.1            89.3             2.1



Companies in the Self-Determined Peer Group

  Ask Jeeves, Inc.                           iVillage Inc.
  Marketwatch.com, Inc.                      NBC Internet, Inc.
  Theglobe.com, Inc.                         Women.com Networks, Inc.

                      REPORT OF THE COMPENSATION COMMITTEE

OVERVIEW

            The Compensation Committee of the Board of Directors is comprised of non-employee members of the Company's Board of Directors. The Compensation Committee during the fiscal year ended March 31, 2001 had been comprised of James H. Rosenfield and Ron Celmer, until Mr. Celmer's resignation from the Board on March 22, 2001.

COMPENSATION POLICY

            The goals of the Company's compensation policy are to attract, retain and reward executive officers who contribute to the overall success of the Company by offering compensation that is competitive in the industry, to motivate executives to achieve the Company's business objectives and to align the interests of officers with the long-term interests of stockholders. The Company currently uses salary, bonuses and stock options to meet these goals.

FORMS OF COMPENSATION

            The Company provides its executive officers with a compensation package consisting of base salary and incentive bonuses, and participation in benefit plans generally available to other employees. In setting total compensation, the Compensation Committee considers individual and Company performance, as well as market information regarding compensation paid by other companies in the Company's industry.

            BASE SALARY. Salaries for executive officers are initially set based on negotiation with individual executive officers at the time of recruitment and with reference to salaries for comparable positions in the internet media industry for individuals of similar education and background to the executive officers being recruited. The Company also gives consideration to the individual's experience, reputation in his or her industry and expected contributions to the Company. Salaries are generally reviewed annually by the Compensation Committee and are subject to increases based on (i) the Compensation Committee's determination that the individual's level of contribution to the Company has increased since his or her salary had last been reviewed and (ii) increases in competitive pay levels.

            BONUSES. It is the policy of the Company that a substantial component of each officer's potential annual compensation takes the form of a performance-based bonus. Bonus payments to officers other than the Chief Executive Officer are determined by the Compensation Committee, in consultation with the Chief Executive Officer, based on the financial performance of the Company and the achievement of the officer's individual performance objectives. The Compensation Committee determines the Chief Executive Officer's bonus, without participation by the Chief Executive Officer, based on the same factors.

2001 COMPENSATION

            Compensation for the Chief Executive Officer and other executive officers for 2001 was set according to the Company's established compensation policy described above. At the end of fiscal 2001, the Company paid no bonuses to the Company's executive officers. The bonus information reported in this proxy relates to bonuses earned in fiscal year 2000 and 1999.

                                                   By the Compensation Committee
                                                     James H. Rosenfield (Chair)

                          REPORT OF THE AUDIT COMMITTEE

                 The Audit Committee of the Salon Board of Directors (the Audit Committee) is a standing committee comprised of three independent directors. It operates under a written charter adopted by the Board of Directors. The current members of the Audit Committee are Brian Dougherty, John Warnock and Rob McKay, each of whom, in the judgment of the Board, is an "independent director" as defined in the listing standards for the NASDAQ stock market. The Audit Committee annually recommends to the Board of Directors the selection of the Corporation's independent accountants. That recommendation is subject to ratification by the Corporation's stockholders. The Audit Committee acts pursuant to a written charter that has been adopted by the Board of Directors. A copy of this charter is attached to this Proxy Statement as Appendix A.

                 Management is responsible for the Corporation's internal control and the financial reporting process. The independent accountants are responsible for performing an independent audit of the Corporation's consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and issuing a report thereon. As provided in its Charter, the Audit Committee's responsibilities include the monitoring and oversight of these processes.

                 Consistent with its Charter responsibilities, the Audit Committee has met and held discussions with management and the independent accountants. In this context, management represented to the Audit Committee that the Corporation's consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants and discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

                 The Corporation's independent accountants have also provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent accountants that firm's independence. The Audit Committee has also considered whether the provision of non-audit services is compatible with maintaining the independent accountants' independence.

                 Based upon the Audit Committee's discussions with management and the independent accountants as described in this report and the Audit Committee's review of the representation of management and the report of the independent accountants to the Audit Committee, the Audit Committee as then constituted recommended that the Board of Directors include the audited consolidated financial statements in the Corporation's Annual Report on Form 10-K for the year ended March 31, 2001 filed with the Securities and Exchange Commission.

                                                          By the Audit Committee
                                                                 Brian Dougherty
                                                                    John Warnock
                                                                       Rob McKay

                      STOCKHOLDER PROPOSALS TO BE PRESENTED
                             AT NEXT ANNUAL MEETING

            Under the Company's bylaws, in order for business to be properly brought before a meeting by a stockholder, such stockholder must have given timely notice thereof in writing to the Secretary of the Company. To be timely, such notice must be received at the Company's principal executive offices not less than 120 calendar days in advance of the one year anniversary of the date the Company's proxy statement was released to stockholders in connection with the previous year's annual meeting of stockholders, except that (i) if no annual meeting was held in the previous year, (ii) if the date of the annual meeting has been changed by more than thirty calendar days from the date contemplated at the time of the previous year's proxy statement or (iii) in the event of a special meeting, then notice must be received not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure of the meeting date was made.

            Proposals of stockholders intended to be presented at the next Annual Meeting of the Stockholders of the Company must be received by the Company at its offices at 22 Fourth Street, 16th Floor, San Francisco, CA 94103, no later than June 4, 2002, and satisfy the conditions established by the Securities and Exchange Commission for such inclusion.


TRANSACTION OF OTHER BUSINESS

            At the date of this Proxy Statement, the Board of Directors knows of no other business that will be conducted at the 2001 Annual Meeting of Stockholders of the Company other than as described in this Proxy Statement. If any other matter or matters are properly brought before the meeting, or any adjournment or postponement of the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

                                           By Order of the Board of Directors

                                           /s/ Michael O'Donnell

                                           MICHAEL O'DONNELL
                                           PRESIDENT AND CHIEF EXECUTIVE OFFICER



October 2, 2001

Appendix A

                                    SALON.COM

                         CHARTER FOR THE AUDIT COMMITTEE
                            OF THE BOARD OF DIRECTORS

PURPOSE
-------

            The purpose of the Audit Committee established pursuant to this charter will be to make such examinations as are necessary to monitor the corporate financial reporting and the internal and external audits of Salon.com (the "Company"), to provide to the Board of Directors (the "Board") the results of its examinations and recommendations derived therefrom, to outline to the Board improvements made, or to be made, in internal accounting controls, to nominate independent auditors, and to provide the Board such additional information and materials as it may deem necessary to make the Board aware of significant financial matters which require Board attention.

            In addition, the Audit Committee will undertake those specific duties and responsibilities listed below and such other duties as the Board of Directors from time to time prescribe.

MEMBERSHIP
----------

            The Audit Committee will be comprised of three (3) members of the Board. Such members will be elected and serve at the pleasure of the Board. The members of the Audit Committee will not be employees of the Company. A majority of the members of the Audit Committee shall be independent directors as defined by Rule 4350 (c) of the Marketplace Rules of the NASDAQ National Market.

MEETINGS
--------

            The Audit Committee will meet with the President and the Chief Financial Officer of the Company at least quarterly to review the financial affairs of the Company. The Audit Committee will meet with the independent auditors of the Company upon the completion of the annual audit, and at such other times as it deems appropriate, to review the independent auditors' examination and management report.

RESPONSIBILITIES
----------------

            The responsibilities of the Audit Committee shall include:

            1.    Nominating the independent auditors;

            2.    Reviewing the plan for the audit and related services;

            3.    Reviewing audit results and financial statements;

            4. Overseeing the adequacy of the Company's system of internal accounting controls, including obtaining from the independent auditors management letters or summaries on such internal accounting controls;

            5.    Overseeing the effectiveness of the internal audit function;

            6.    Overseeing compliance with the Foreign Corrupt Practices Act;

            7. Overseeing compliance with SEC requirements for disclosure of auditor's services and audit committee members and activities;

            8. Reviewing certain transactions between the Company and its officers, directors and principal stockholders; and

            9. Overseeing the Company's finance function, which may include the adoption from time to time of a policy with regard to the investment of the Company's assets.

            In addition to the above responsibilities, the Audit Committee will undertake such other duties as the Board of Directors delegates to it.

REPORTS
-------

            The Audit Committee will to the extent deemed appropriate record its summaries of recommendations to the Board in written form that will be incorporated as a part of the minutes of the Board of Directors.

PROXY                                                                      PROXY

                             SALON MEDIA GROUP, INC.

                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                       SOLICITED BY THE BOARD OF DIRECTORS

            The undersigned, revoking all prior proxies, hereby appoints Michael O'Donnell and David Talbot, or either of them, with full power of substitution, as proxies to represent and vote as designated in this proxy any and all of the shares of stock of Salon Media Group, Inc., held or owned by or standing in the name of the undersigned on the Company's books on October 24, 2001 at the Annual Meeting of Stockholders of the Company to be held at the office of Salon Media Group, Inc. located at 22 Fourth Street, 16th Floor, San Francisco at 2:00 p.m. on October 24, 2001, and any continuation or adjournment thereof, with all powers the undersigned would possess if personally present at the meeting.

            The undersigned hereby directs and authorizes said proxies, and each of them, or their substitute or substitutes, to vote as specified with respect to the proposals listed on the reverse side, or, if no specification is made, to vote in favor thereof.

            The undersigned hereby further confers upon said proxies, and each of them, or their substitute or substitutes, discretionary authority to vote with respect to all other matters, which may properly come before the meeting or any continuation or adjournment thereof.

            The undersigned hereby acknowledges receipt of: (a) Notice of Annual Meeting of Stockholders of the Company, (b) accompanying Proxy Statement, and
(c) Annual Report to Stockholders for the fiscal year ending March 31, 2001.

                         (TO BE SIGNED ON REVERSE SIDE)

                 PLEASE DETACH AND MAIL IN THE ENVELOPE PROVIDED

(x)    PLEASE MARK YOUR
       VOTES AS IN THIS
       EXAMPLE.

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR AND FOR PROPOSALS 2, 3, 4 AND 5.

            1. To elect the following two persons as Class II directors to hold office for a three-year term and until their successors are elected and qualified:

                        Nominee:    Robert Ellis

                                     ( )        FOR       ( )       WITHHELD

                        Nominee:    David Talbot
                                     ( )        FOR       ( )       WITHHELD

            2. To approve the issuance of shares of the Company's Common Stock upon (i) the conversion of the Company's issued and issuable Series A Preferred Stock, and (ii) the exercise of warrants for the purchase of shares of the Company's Common Stock issued and issuable in connection with the issuance of the Series A Preferred Stock.

                         FOR                  AGAINST                 ABSTAIN
                         ( )                    ( )                     ( )

            3. To consider and approve an amendment to our Amended and Restated Certificate of Incorporation to effect a reverse split of our outstanding Common Stock by a ratio of between one-for-five and one-for-twenty.

                         FOR                  AGAINST                 ABSTAIN
                         ( )                    ( )                     ( )

            4. To approve an amendment to the 1995 Stock Option Plan to increase the number of shares of Common Stock reserved for issuance thereunder by 3,000,000 shares.

                         FOR                  AGAINST                 ABSTAIN
                         ( )                    ( )                     ( )

            5. To ratify the appointment of PricewaterhouseCoopers LLP as independent accountants of the Company for the fiscal year ending March 31, 2002.

                         FOR                  AGAINST                 ABSTAIN
                         ( )                    ( )                     ( )

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY IN THE RETURN ENVELOPE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING.

                                                    MARK HERE FOR ADDRESS   ( )
                                                    CHANGE AND NOTE AT LEFT


Signature:                                            Date:
            ---------------------------------------         --------------------

Signature:                                            Date:
            ---------------------------------------         --------------------



Note: Sign exactly as your name(s) appears on your stock certificate. If shares of stock are held in the name of two or more persons or in the name of husband and wife, either as joint tenants or otherwise, both or all of such persons should sign the above Proxy. If shares of stock are held by a corporation, the Proxy should be executed by the President or Vice President and the Secretary or Assistant Secretary. Executors or administrators or other fiduciaries who execute the above Proxy for a deceased stockholder should give their full title. Please date the Proxy.